Exhibit 5.1
July 29, 2005
Board of Directors
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, NV 89102
Ladies and Gentlemen:
     We are acting as special counsel to Western Alliance Bancorporation, a Nevada corporation (the "Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission pursuant to Rule 462(a) under the Securities Act of 1933, as amended, relating to the proposed public offering of up to 3,172,394 shares of the Company’s common stock, par value $0.0001 per share, all of which shares (the “Shares”) may be issued by the Company pursuant to the Company’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Nevada and the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	A copy of the Stock Incentive Plan.

5.	Resolutions of the Board of Directors of the Company adopted at meetings held on April 27, 2005 as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the adoption of the Stock Incentive Plan and the arrangements in connection therewith.

6.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company and the Stock Incentive Plan.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Nevada, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Nevada, as amended” includes the statutory provisions contained therein, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors referred to in paragraph 5 above, the Shares will be validly issued, fully paid, and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P
HOGAN & HARTSON L.L.P